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(logo)
InfoNow Corporation
1875 Lawrence Street, 11th Floor
Denver, CO 80202 USA

April 1, 2003

Dear InfoNow Investor,

I 'm pleased to report that InfoNow delivered solid results in 2002. During the year, we focused significant attention on improving sales effectiveness, enhancing our Channel Management Solution, and managing our cost structure conservatively in response to a challenging environment. As a result, we delivered quarter-by-quarter improvements in revenue in the second half of the year, quarter-by-quarter improvements in bottom-line results throughout 2002,and positive total cash flow for the full year. We have provided a summary of our achievements below.

On the sales front:

We added new names to our client roster, including Apple Europe, a major business division of Apple Computer, and Merrill Lynch, one of the world 's leading financial management and advisory companies. We also renewed and/or expanded the software and services we provide to approximately 80 percent of our existing clients, with companies such as ABN-AMRO, Avaya, Bank of America, BB&T, Hewlett-Packard, Lexmark, Schering-Plough, Wachovia and Visa.

Our 2002 selling efforts emphasized components of our Multi-Channel Opportunity Suite and our new Channel Insight solution, which is based on our Channel Point-of-Sale - or CPOS - technology. And we've demonstrated success on both fronts.

We've had considerable success selling components of our Multi-Channel Opportunity Suite to new and existing clients, including:

- A multi-year agreement to provide InfoNow 's referral solution to Apple Europe, covering approximately 4,000 resellers in 14 different countries. Customers can visit the Apple Web site and be directed, in their native language, to the Apple sales or service office closest to them throughout Europe.
- A multi-year agreement with Maytag, which extends InfoNow 's referral and locator services to the Amana division of the company. Using InfoNow 's software, Maytag now leverages the Web and an Interactive Voice Response
     (IVR) system to refer consumers to a range of locations specializing in Maytag, Jennaire and Amana products, parts and service.
- An expansion of services to South Trust Bank, a $50 billion bank holding company. Under this expanded agreement, South Trust will add profiling and management capabilities to its existing Opportunity Management solution.

We 're also seeing solid demand for our new Channel Insight solution:

- In the second quarter of 2002,we signed a $2.2 million, multi-year contract with an existing Channel Insight client, to expand this solution to a second tier of resellers in our client's commercial division.
- In the third quarter, we signed a $2.6 million, multi-year agreement with this same client to expand our Channel Insight solution into their consumer division.
- And, in the fourth quarter, we signed a $1.5 million, multi-year agreement to deploy our Channel Insight solution with another high-tech client.

We worked diligently during the year to build our sales team and enhance the quality of our front-line sales executives, recruiting a total of six new senior sales executives in 2002, and two additional sales team members in the first quarter of this year. Upgrading the sales team was one of our highest-impact activities of 2002,and we expect it to serve us well in 2003 and beyond.

We also made progress with our most promising partners and alliances.

- We signed our first client under the Visa partnership, Merrill Lynch. They came to us through the Visa reseller agreement and serve as a stellar example of the kind of clients we hope to capture through this partnership. Visa has the potential to reach a large number of attractive prospects with a highly cost effective referral management solution at a low cost of sales. We believe the Visa partnership will open the door to significant upselling opportunities with new-name clients in the financial services vertical.
- We recently completed the Siebel software validation process under the Siebel Alliance Partner program. We believe this alliance will give us enhanced visibility and credibility with Siebel customers seeking a channel management solution.
- And, we've also had success with NorthRidge Systems, a professional services partner based in Atlanta. They 're very active in promoting our Channel Insight technology to Fortune 500 prospects with whom they have relationships.

On the Channel Management Solution front:

We continued to pursue our strategy of offering both software and services. In February, we announced the release of Version 5.0 of our Enterprise Channel Management Solution, which included significant enhancements to our Multi-Channel Management Platform. Version 5.0 included new developments in customer and partner profiling, multi-channel cataloging technology, workflow management, integration capabilities, and international support. In April, we announced the release of Version 5.1 of our Enterprise Channel Management software that includes enhancements to our Multi-Channel E-Commerce Suite. This application enables channel-focused companies to easily and cost-effectively launch and maintain e-commerce storefronts with thousands of external partners.

We've also been working to expand the capabilities of our Channel Insight solution. This break-through technology can track millions of end-customer sales transactions through the channel. This enables clients to know who their customers are and what they are buying, and therefore, allows them to:

-    gain valuable insights into end-customer activity and behavior;
-    measure the effectiveness of sales and marketing campaigns;
- segment sales by product line, vertical market, business-size and key accounts; and develop highly competitive business strategies based on real-time market information.

It also addresses immediate business needs. For example, tracking end-customer sales through the channel for purposes of compensation is a huge challenge. The Gartner Group estimates that salespeople spend as much as 20 percent of their time manually tracking sales commissions. This distracts them from generating revenue one day out of every five, or 52 days a year, creating a huge drain on revenue generation. It also creates a significant potential for error. Most tracking systems capture data with an accuracy rate of about 40 percent, forcing some large companies, with annual revenues in the billions of dollars, to depend on the honor system to manage their sales compensation. This is a difficult business challenge, particularly given the current level of scrutiny of financial statements and reporting practices.

We help our clients address this challenge. We 're currently providing clients timely reporting of up to 1.3 million sales transactions every month, with an accuracy rate of over 90 percent. We've demonstrated that this technology can deliver tangible results and a significant near-term return-on-investment.

Our development efforts in 2003 will focus on further enhancements to our Channel Insight technology and on the upcoming release of version 6.0 of our Channel Management Solution. This version will include enhancements to our

Multi-Channel Opportunity Suite, including expanded integration with our Channel Insight solution, as well as new functionality to support partner management. We expect to deliver this new software product in the second half of the year.

And finally, on the management front:

No one would dispute the fact that this was a challenging year for software companies. It was a tough selling environment, and many companies saw their revenue decline year-over-year. We were not exempt from those pressures; but we worked hard to build our sales team and our selling effectiveness. As a result, we delivered quarter-by-quarter improvements in revenue in the second half of the year.

We also managed our cost structure conservatively. In 2002, we reduced our cost of sales by six percent and our operating expense by 28 percent. That enabled us to deliver quarter-by-quarter improvements in our gross margin percentage, quarter-by-quarter improvements in bottom-line results, and positive earnings and cash flow for the full year.

Finally, and most importantly, we continued to invest to grow our business. We made investments in sales to drive revenue; we made investments in professional services to ensure the highest levels of customer service; and we made investments in development to leverage our technology and build competitive advantage.

In summary:

I am extremely optimistic about the future of InfoNow. We've built a solid foundation for future growth. We're heading into 2003 with approximately $10 million in recurring revenue, on an annualized basis. We've gained solid traction in sales, especially with larger opportunities; in 2002, we signed three contracts valued at more than a million dollars each - up from two in 2001 and none in 2000. We sold new business to new and existing clients, and increased contracted monthly service fees by approximately 15 percent.

We delivered exciting new technology with our Channel Insight solution, and we're taking steps to leverage this technology to increase sales and to enhance and differentiate our overall Channel Management Solution. Finally, we've built a terrific team, with committed, high-performers in all areas of the business. As always, I want to acknowledge their tenacity, competence and focus on - and ability to deliver - results.

We continue to believe that there are enormous opportunities for growth in the channel management space, and we believe we are well positioned to capitalize on these opportunities as we go forward. In fact, you'll see in the proxy that we are asking shareholders for approval to increase the number of authorized common shares from 15,000,000 to 40,000,000 and to increase the stock option pool to 6,000,000. That's because we want to have the financial flexibility to take advantage of future growth opportunities. If we see an acquisition candidate that would offer technology, capital or other assets to InfoNow, we want to be able to move quickly to pursue it. Or, if the stock price goes up sufficiently, we might want to pursue a stock split or dividend to increase our liquidity and attract new shareholders. In any case, our intentions and actions are guided by a single goal: to build shareholder value. I hope you'll help us by voting for the proposals.

I believe that if we continue to manage the business with discipline and invest in the future, we'll do well - despite ongoing challenges presented by the external environment. Our goal is to grow the company while maintaining a balance between revenue and expense, risk and reward, and quarterly results and long-term value creation, and in 2003 we expect to deliver year-over-year improvements in revenue, cash and earnings.

As always, we appreciate your support, and we invite you to follow our progress.


Sincerely,

/s/ Michael W. Johnson

Michael Johnson
Chairman and CEO
InfoNow Corporation

This letter contains forward-looking statements, including statements relating to the Company's expectations for full-year financial results in 2003. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its 2003 objectives. The statements made herein represent InfoNow's views as of the date of this letter, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law. Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this letter are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.

Financial Highlights

                                 Graphs Omitted

2002 Revenue ($M): 1Q 02 - $3.1, 2Q 02 - $2.8, 3Q 02 - $3.1, 4Q 02 - $3.7
2002 Net Income/(Loss) ($000s): 1Q 02 - ($371), 2Q 02 - ($211), 3Q 02 - ($97),
                                4Q 02 - $680
Total Cash Flow ($000s): 2001 - ($1,754), 2002 - $231